Exhibit 10.28

Paul Telenson

SR. VICE PRESIDENT - HUMAN RESOURCES

CONFIDENTIAL

December 11, 2003

TO:	Mr. Chris L. Kiser
4913 Range Wood Drive
Flower Mound, TX 75028

RE:	EMPLOYMENT OFFER

Dear Chris,

We are pleased to confirm our offer for the position of Vice President, Special Market Sales for Pinnacle Foods Corporation (“Pinnacle”) at a monthly salary of $21,667 (which equates to an annual salary of $260,000). In your capacity, you will report to Bill Toler. In addition to your base salary, you will be eligible for participation in our Management Incentive Program which is designed to provide incentive compensation to employees who make a substantial contribution to the success of the Company. You will be eligible for a bonus of up to 100% of your base salary (50% target) contingent on the achievement of performance targets recommended by Bill and approved by the Pinnacle Compensation Committee. You will also be provided with a car allowance of $600 per month and reimbursement of 15 cents per mile.

You will receive a one time sign-on bonus of $50,000, which will be paid to you 30 days following your official start date. Should you terminate from Pinnacle Foods Corporation prior to completing one year of employment, you will be required to pay back a pro-rated portion of this bonus.

Effective upon the Company establishing a Stock Option Program, you will receive incentive stock options and non-qualified options as permitted by IRS Code to acquire shares of common stock of the new Company. The amount of options you receive will be comparable to other management employees at your level in the Company. Your options will be subject to the terms of the Company’s Stock Option Plan (the “Plan”) and option agreements issued pursuant to the Plan.

Kiser

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You will be expected to execute a Confidentiality and Non-Disclosure Agreement with Pinnacle Foods Corporation. It is my understanding, and you have confirmed that, although you have signed a Confidentiality Agreement, Non-Disclosure Agreement and/or Non-Compete Agreement (the “Agreement”) with your current, or any previous, employer, you have clarified with them your ongoing responsibilities to your former employer(s) under the Agreement(s) and you are under no obligations that would interfere with your employment with us and further are not prohibited from accepting employment with Pinnacle as offered in this letter. Additionally, you have confirmed to me that you are not in possession of any confidential, proprietary and/or trade secret information obtained from your current, or any former, employer, which you intend to disclose or utilize in furtherance of our business. Further you understand that you are specifically advised by Pinnacle against possessing, disclossing or using any such confidential, proprietary and/or trade secret information. Should you have any questions regarding this matter, please contact me immediately.

If you are terminated for any reason other than good cause, your voluntary resignation, death or disability which continues for more than six (6) months, you will be eligible to receive 6 months salary at your monthly base rate (“Severance Payment”), payable in 6 equal monthly installments. Should you remain unemployed following this 6 month period, you will be eligible to receive up to a maximum of 3 additional months salary at half your monthly base rate (“Additional Severance Payment”), payable in 3 equal monthly installments. All severance paid pursuant to this letter will be paid for a period of time until the maximum severance as noted herein has been paid, less applicable withholdings, or until you have obtained other full time employment, whichever period is shorter. On a monthly basis, you will provide an update on the progress of your job search and employment status. You will be maintained on Company sponsored Health & Benefit plans at your normal bi-weekly rate for the period of your severance or until you have obtained other employment, whichever period is shorter. Payment of any Severance Benefits will only be made following the Company’s receipt of a fully executed General Release.

Under separate cover, you will receive information about Pinnacle’s Benefit Plan which includes: Medical Plan, Prescription Drug Plan, Dental Plan, Short-Term Disability Plan, Basic Life Insurance Plan and Business Travel Insurance Plan, along with a 401(k) Savings Program. You are eligible for four weeks of annual vacation. Our vacation year starts on January 1 and your 2004 vacation will be prorated based on your starting date of employment.

Your employment is contingent upon successful completion of our employment process, including but not limited to: verification of your employment and education, reference checks, a pre-employment drug screening test and medical examination and/or inquiry. To complete this process please call Mary Lou Kehoe at 856-969-7318.

Kiser

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If you have any questions regarding our offer, please don’t hesitate to contact me in our offices at 973-541-6651.

Please sign and return this letter to me confirming our mutual understanding of this position and your start date of no later than February 23, 2004.

We are looking forward to what we believe would be a mutually successful and beneficial relationship.

With best regards,
Paul Telenson

ACCEPTED:

/s/ Mr. Chris L. Kiser	2/16/04
Mr. Chris L. Kiser	Date

Cc: Bill Toler

Mary Lou Kehoe

1 OLD BLOOMFIELD AVENUE — MT. LAKES, NJ. — 07046

PHONE: 973-541-6651 — FAX: 973.541-6693